Exhibit 10.10

DEFERMENT AGREEMENT

AGREEMENT dated August 16, 2007 between Beverly Cooperative Bank hereinafter the “Bank”) and Thomas J. Alexander (the “Director”).

WHEREAS the Director is a member of the Board of Directors of the Bank; and

WHEREAS the Bank has agreed to pay fees to the Director for his services as a director of the Bank; and

WHEREAS the Director desires to defer the receipt of his fees as set forth in this Agreement;

NOW, THEREFORE, the Bank and the Director agree as follows:

1. Election of Deferment. The Director may file with the Bank before January 1 of each year an election to defer all or any portion of his Director’s fees payable with respect to that calendar year, such election to be made in the form of Exhibit 1. Revocation of any such election may be effected by filing with the Bank written notice of revocation in the form of Exhibit 3. The last election filed before January 1 of such year shall determine the percentage of the Director’s fees payable for duties performed thereafter to be deferred for that calendar year and each subsequent calendar year until revoked not later than the close of the calendar year preceding that with respect to which such revocation is to be effective. If the Director shall have filed no election, he shall be deemed to have elected 0% as the percentage to be deferred for all years until he shall have filed an election.

2. The Director’s Deferment Account. The Bank shall maintain a Deferment Account for the Director to which the following credits shall be made:

2.1 Elected Percentage. Monthly, the Bank shall credit to the Director’s Deferment Account the fees for that year which he elected to defer.

2.2 Interest Equivalent. As of the end of each month, whether before or after maturity of the Deferment account, the Bank shall credit to the Director’s Deferment Account an amount equivalent to interest at the Subject Rate (as hereinafter defined) on the balance standing to the credit of the Account at the end of that calendar month.

2.3 Subject Rate. The Subject Rate for each calendar month shall be the highest interest rate paid by Beverly Cooperative Bank, or its successors or assigns, to its customers on certificates of deposit or the U.S. treasury rates for similar periods, as of the last day of the preceding calendar year.

3. Payments to the Director or his Beneficiary. The Bank shall make payments to the Director or his beneficiary as follows and shall make appropriate debits to the Deferment Account to reflect those payments:

3.1 Maturity of the Deferment Account. The Deferment Account shall mature on the first of the following events:

(a)	December 31 of the year in which the Director; is disabled which shall be defined as, the Director is unable to engage in any substantial gainful activity by reason of an impairment that can be expected to last for a continuous period of not less than 12 months or to result in death or is receiving disability benefit replacing lost wages for a period of not less than 3 months under his/her employer’s disability plan that is treated as an accident or health plan for federal tax purposes or no longer serves on the Board of Directors or serves in any affiliate capacity;

(b)	On or before 60 days from the date of the Director’s death;

(c)	The date of the adoption of a vote for (I) the dissolution, liquidation or winding up of the affairs of the Bank, whether voluntary or involuntary, or (ii) the sale, conveyance or transfer of all or substantially all the Bank’s assets.

(d)	December 31 of the year in which the Director reaches the age when he/she is eligible for full Social Security benefits or December 31 of each subsequent year and the Director elects to receive the benefits under the Plan.

3.2 Payments. The director may select one initial lump sum payment from the deferment account. The amount will be at the director’s option and will be paid in January, following the maturity of the deferment account. Beginning in January in each of the years following the maturity of the deferment account, the Bank shall pay to the Director, from the amount not selected as a lump sum, annual amounts as determined by the director; such payment period not to exceed ten years. The election as to single or multiple payments shall be made when a Director participates in the plan. I chose an Annuity.

3.3 Other Payment Provisions in Case of Death. If the Director dies before all payments shall have been made to him, payments shall be made in the manner and at the times provided in Section 3.2 of this Agreement to his beneficiary, designated on the form attached as Exhibit 2, provided, however, that, at the sole discretion of the Bank, such payments may be accelerated and paid in such greater amounts and at such earlier times as the Bank determines. Upon the death of such beneficiary prior to his receipt of all such payments, the entire unpaid balance thereof shall be paid in a lump sum to the estate of such beneficiary. In default of any designation of a beneficiary by the Director, all amounts remaining unpaid upon his death shall be paid in a lump sum to his estate.

3.4 Changes in Payment Elections. Changes in payment elections will be governed by the requirements as outlined by the American Jobs Creation Act of 2004, or other relevant government regulations. The requirement provides for an election to be made at least one year prior to eligibility to receive payment and that change will postpone the initial distribution for five years from the original eligibility date.

4. Nature of Claim for Payments. Nothing contained in this Agreement and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind or a fiduciary relationship between the Bank and the Director. The Bank shall not be required to set aside or segregate any assets of any kind to meet any of its obligations hereunder. All obligations of the Bank hereunder shall be reflected by book entries only, and the Director shall have no rights on account of this Agreement in or to any specific assets of the Bank. Any rights that the Director may have shall be those of a general, unsecured creditor of the Bank.

5. Rights Non-Assignable. Neither the Director nor any beneficiary shall have any right to assign or otherwise alienate the right to receive payments hereunder, in whole or in part, which payments are expressly agreed to be non-assignable and non-transferable, whether voluntarily or involuntarily.

6. Reports to participating Directors. Within 30 days following the close of each calendar year, the Bank shall furnish to such Director or beneficiary, as the case may be, a statement of account reflecting all transactions in such Director’s Deferment Account during the preceding calendar year, including the balance in such Account as of the close of the year.

7. Successors. This Agreement shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, the Director and his personal representatives.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts and the American Jobs Creation Act of 2004.

Signed and sealed on the date first above written.

/s/ Thomas J. Alexander
Director

By:	/s/ Robert W. Mitchell, Jr.
Title:	SVP/Treasurer/CFO